Exhibit 6.1

Services Agreement

Dated as of February 26, 2025

This Services Agreement (“Agreement”) is made and entered into as of the date first set forth above (the “Effective Date”), by and between Angel Studios 010, Inc., a Delaware corporation (the “Company”) and Angel Studios, Inc., a Delaware corporation (“Service Provider”). Each of the Company and Service Provider may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Service Provider is in the business of providing services relating to the marketing and distribution of movies and television shows; and

WHEREAS, the Company deems it to be in its best interest to retain Service Provider to render to the Company such services as set forth herein; and

WHEREAS, after having a complete understanding of the services desired and the services to be provided, the Company desires to retain Service Provider to provide services for the Company, and Service Provider is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Engagement. In exchange for the compensation set forth herein and subject to the other terms and conditions hereinafter set forth, the Company hereby engages Service Provider during the Term (as defined below), on a non-exclusive basis, to render the Services set forth in Section 2 as an independent contractor of the Company, and Service Provider hereby accepts such engagement.

2.	Services.

(a)	Distribution Agreement. The Parties acknowledge and agree that the Company has entered into a Distribution Agreement with MOFAC ANIMATION STUDIOS LLC. (“Producer”), dated as of February 26, 2025, attached hereto as Exhibit A (the “Distribution Agreement”). Pursuant to the Distribution Agreement, the Company has agreed to provide to Producer the following services:

(i)	Picture Services. Subject to the terms and conditions herein, and for the Term, Service Provider shall perform certain of the Company’s duties under the Distribution Agreement according to the relevant terms, conditions, provisions, and limitations of the Distribution Agreement (collectively, the “Picture Services”). The Picture Services shall include: conducting a ‘Prints & Advertising’ (“P&A”) campaign to market the Picture’s theatrical and post-theatrical release as applicable; distributing the Picture in theaters (as applicable); distributing the Picture through various media platforms; and manufacturing and selling merchandise and digital collectibles derived from the Picture. The Company may request Service Provider to perform such additional services as the Company may determine.

(ii)	Platform Services. Subject to the terms and conditions herein, and for the Term, Service Provider shall distribute the Picture through the Angel Studios streaming platform and application (the “Platform,” currently available at www.angel.com). Service Provider shall also make available its “Pay-It-Forward” model, allowing people to contribute to the Picture’s ongoing distribution. The services associated with distribution of the Picture on the Platform (including services relating to the Pay-It-Forward model) are hereinafter referred to as the “Platform Services” and, together with the Picture Services, the “Services.”

(b)	Standard of Performance. Service Provider will use its commercially reasonable efforts to provide the Services using the best of its professional skills and in a manner consistent with generally accepted standards for the performance of such work. Service Provider shall devote such of Service Provider’s time and effort, and the time and effort of its employees and agents, necessary to the discharge of its duties hereunder.

3.	Costs and Expenses of Services. The Company will provide Service Provider with the proceeds it raises from offerings of the Company’s securities conducted to raise funds for the marketing, distribution, and exploitation of the Picture (the “Proceeds”). Service Provider will use the Proceeds solely for the performance of the Services, including the P&A campaign marketing the Picture’s theatrical and post-theatrical release as set forth in the Distribution Agreement. The Company will use revenue derived from exploitation of the Picture to reimburse Service Provider for expenses incurred in connection with the Picture Services, including expenses incurred as part of the Company’s securities offerings (such as auditing and legal fees). Service Provider shall keep records of its expenses and provide them to the Company upon request.

4.	Payment of Revenues; Compensation.

(a)	Gross Picture Revenue; Deduction of Participations/Residuals. Service Provider shall collect and pay to Company all revenue generated from its exploitation of the Picture (the “Gross Picture Revenue”). From the Gross Picture Revenue, Service Provider shall deduct and pay all third-party participations and residuals required to be paid under Section 6 of the Standard Terms & Conditions to the Distribution Agreement.

(b)	Guild Revenue; Reports.

(i)	Service Provider will collect revenue it derives from the membership fees paid by members of its subscription-based service, the ‘Guild,’ (“Gross Guild Revenue”).

(ii)	The Gross Guild Revenue shall be used, shared, and paid as follows:

(1)	First, Service Provider shall deduct from the Gross Guild Revenue costs and expenses relating to the Guild including, but not limited to (A) transaction fees (e.g., credit card fees), (B) wholesale theatrical ticket costs incurred by Service Provider in connection with the right of Guild members to receive theatrical tickets; and (C) a marketing fee equal to 25% of the Gross Guild Revenue, which Service Provider may use to market and grow the Guild, in a manner determined by the Service Provider in its sole discretion. The remaining amount will hereafter be known as “Net Guild Revenue”.

(2)	Second, the Net Guild Revenue shall be split fifty percent (50%) to participating filmmakers via the Company[1] (“Filmmaker Guild Share”) and fifty percent (50%) retained by Angel (“Angel Guild Share”).

1 Company shall pass along one hundred percent (100%) of Company Guild Share to respective production entities that have contracted with Company for the distribution of their film or television series.

(3)	Third, Filmmaker Guild Share will in turn be split between participating filmmakers based on a pro rata viewing time algorithm which is applied uniformly with any other picture of title appearing in the Angel platform. For example, if the Picture makes up 17% of the total time watched by Guild members, the Company would be entitled to 17% of the Filmmaker Guild Share (“Company Guild Share”).

(iii)	Within forty five (45) days after the end of each quarter, Service Provider will: (A) pay into a bank account selected by the Company, by ACH or wire transfer, the Company Guild Share; and (B) provide to the Company all reports required to be provided to the Producer under the Distribution Agreement.

5.	Representations and Warranties.

(a)	The Parties acknowledge and agree that the Service Provider is a stockholder of the Company. The potential increase in value of Service Provider’s shares in the Company as a result of Service Provider’s provision of the Services hereunder, is good, valuable and adequate consideration for the agreements of the Service Provider hereunder.

(b)	Each Party represents and warrants to the other that: (i) this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite action; (ii) such Party has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and (iii) this Agreement, upon execution and delivery of the same by the Party, will represent the valid and binding obligation of such Party enforceable in accordance with its terms, subject to the application of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

6.	Non-Exclusivity. This Agreement is not an exclusive agreement with respect to the operations or efforts of Service Provider. The Parties acknowledge and agree that the Service Provider is currently, or in the future shall, provide the same or similar services as the Services herein to other subsidiaries of the Service Provider, or to other entities, with respect to other motion pictures or other events. The provision of such other and additional services by the Service Provider are hereby expressly agreed and consented to, and the Service Provider shall be free to provide such additional services as it may determine or elect.

7.	Term; Termination.

(a)	The term of this Agreement shall commence on the Effective Date and shall continue for as long as the Distribution Agreement remains in effect (the “Term”), provided that either Party may terminate this Agreement if (i) the other Party has materially breached this Agreement, (ii) the non-breaching Party has provided the breaching Party with written notice of the material breach, and (iii) the breaching Party fails to cure such breach within thirty (30) days of its receipt of the foregoing notice. Upon the termination or expiration of the Term, the Parties shall have no further obligations hereunder other than those which arose prior to such termination, or which are explicitly set forth herein as surviving any such termination or expiration.

8.	No Employee Status. Service Provider is retained by the Company only for the purposes of and to the extent set forth in this Agreement, and Service Provider’s relation to the Company during the period of its engagement hereunder shall be that of an independent contractor. Service Provider is not an employee or agent of the Company in Service Provider’s position as a consultant and advisor, and notwithstanding the fact that Service Provider is a stockholder of the Company. As such, the Company will not be liable for any employment tax, withholding tax, social security tax, worker’s compensation or any other tax, insurance, expense or liability with respect to any or all compensation, reimbursements and remuneration Service Provider may receive hereunder, all of which shall be the sole responsibility of Service Provider. Service Provider is solely responsible for the reporting and payment of, all pertinent federal, state, or local self-employment or income taxes, licensing fees, or any other taxes or assessments levied by governmental authorities, as well as for all other liabilities or payments related to those services. Service Provider shall not have authority to enter into contracts binding the Company or to create any obligations or incur liabilities on behalf of the Company other than as set forth herein.

9.	Indemnification as Between the Parties. In the event either Party is subject to any action, claim or proceeding resulting from the other’s gross negligence or intentional breach of this Agreement, the Party at fault agrees to indemnify and hold harmless the other from any such action, claim or proceeding. Indemnification shall include all fees, costs and reasonable attorneys’ fees that the indemnified Party may incur. In claiming indemnification hereunder, the indemnified Party shall promptly provide the indemnifying Party written notice of any claim that the indemnified Party reasonably believes falls within the scope of this Agreement. The indemnified Party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified Party shall not be final without the indemnified Party’s written consent.

10.	Miscellaneous.

(a)	Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as follows:

If to the Service Provider:

Angel Studios, Inc.

Attn: Neal Harmon

295 West Center Street

Provo, UT 84601

Email: legal@angel.com

If to the Company, to:

Angel Studios 010, Inc.

Attn: Patrick Reilly

295 West Center Street

Provo, UT 84601

Email: patrick@angel.com

(b)	Accuracy of Statements. Each Party represents and warrants that no representation or warranty contained in this Agreement, and no statement delivered or information supplied to the other Party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

(c)	Entire Agreement. This Agreement, and the Distribution Agreement set forth all the promises, covenants, agreements, conditions and understandings between the Parties, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein or therein contained.

(d)	Survival. The provisions of Section 5, Section 8, Section 9 and Section 10 of this Agreement, and any additional provisions as required to effect any of such Sections, shall survive any termination or expiration hereof, and provided that no expiration or termination of this Agreement shall excuse a Party for any liability for obligations arising prior to such expiration or termination.

(e)	Amendment. The Parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such Amendment.

(f)	No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. No failure to exercise and no delay in exercising on the part of either of the Parties any right, power or privilege under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any other right, power or privilege preclude any other or further exercise of its exercise of any other right, power or privilege

(g)	Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

(h)	Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(i)	Governing Law; Venue; Waiver of Jury Trial.

(i)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

(ii)	ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF UTAH, IN EACH CASE LOCATED IN UTAH COUNTY, UTAH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(III)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(i)(iii)10(i)(iii). EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER IN FULL.

(j)	Limitation on Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

(k)	Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

(l)	Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

(m)	Attorneys’ Fees. If any Party hereto is required to engage in litigation against any other Party, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such Party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

(n)	Parties in Interest; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Subject to the immediately following sentence, this contract is strictly between the Parties and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third- Party beneficiary of this Agreement, provided that each Protected Person is an intended third-party beneficiary of this Agreement and shall have the right to enforce its rights under this Agreement as if it were a direct Party.

(o)	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Angel Studios, Inc.

By:	/s/ Neal Harmon
Name:	Neal Harmon
Title:	Chief Executive Officer

Angel Studios 010, Inc.

By:	/s/ Patrick Reilly
Name:	Patrick Reilly
Title:	Chief Executive Officer

Exhibit A

Distribution Agreement

ANGEL STUDIOS 010, INC.

Picture Marketing and Distribution Agreement

This PICTURE MARKETING AND DISTRIBUTION SERVICES AGREEMENT (referred to hereafter as the “Deal Terms”), together with the attached Exhibit A and Exhibit B (collectively with the Deal Terms, referenced hereafter as the “Agreement”), is dated as of February 26, 2025 (the “Effective Date”), and is between ANGEL STUDIOS 010, INC., a Delaware corporation, with an office address at 295 W Center, Provo, UT 84058 (“We,” “Us,” or “Angel”) and MOFAC ANIMATION STUDIOS LLC., a company incorporated under the laws of the Republic of Korea, with an office address at No. 301, 58 Hakdong-ro 11 gil, Gangnam-gu, Seoul, the Republic of Korea (“You,” or “Producer”). Hereafter, Angel and Producer may sometimes be referred to collectively as the “Parties” or individually as a “Party.”

WHEREAS, Angel is in the business of providing certain services to market and distribute video and motion pictures; and

WHEREAS, Producer owns a completed feature film entitled “KING OF KINGS” (which collectively, with any derivative audio-visual content, is referenced hereafter as the “Picture”);

WHEREAS, Producer seeks the services of Angel and Angel wishes to provide the services described in these Deal Terms, all as further detailed in the Standard Terms and Conditions ( “ST&C”) set forth at Exhibit A, the Picture Specifications & Delivery Requirements set forth at Exhibit B, the Waterfall set forth in Exhibit C, the Master Services Agreement set forth in Exhibit D and the Marketing Plan set forth in Exhibit E, each of with, together with the Deal Terms, are integrated with each other and incorporated by reference; and

WHEREAS, the Picture Specifications & Delivery Requirements contain particulars about the Picture and a list of each element that should be created and delivered to facilitate performance by the parties hereto;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             CONDITIONS PRECEDENT: The following are prerequisites to performance of the Agreement: (a) Angel’s review and approval of the legal chain-of-title to the Picture, as further described in Paragraph 1 of the ST&C; (b) Producer must submit Locked Edit (as defined below in Paragraph 5.a.) of Picture to the Angel Guild and the Locked Edit must receive a passing score (for purposes of the foregoing, a passing score being deemed satisfied); and (c) both parties must sign this Agreement.

2.            LICENSES: Producer hereby grants to Angel: (a) a fifteen (15) year, exclusive, royalty-bearing (as expressly set forth in the Agreement), sub-licensable solely to Angel Studios, Inc. (“ASI”), a DE corporation and parent company of Angel, except as expressly set forth in the Agreement, right and license to market and distribute the Picture (and otherwise exploit the Angel Rights set forth in paragraph 2 of the ST&C attached hereto) within the Territory and for the Term, as further detailed in this section, in consideration for credits and remuneration as further discussed herein (the “Distribution License”); (b) within the Territory and for the Term , a fifteen (15) year, irrevocable, exclusive, world-wide, sub-licensable solely to ASI, except as expressly set forth in the Agreement, royalty bearing as described in Section 4, right and license to manufacture, have manufactured, sell, have sold, distribute, have distributed, mint or have minted any merchandise (this license is referred to hereafter as the “Merchandising License”); and (c) within the Territory and for the Term, a fifteen (15) year, exclusive, worldwide, sub-licensable solely to ASI, except as expressly set forth in the Agreement, royalty bearing as described in Section 4, right and license to exhibit the Picture on any ASI digital platform or app (this license is referred to hereafter as the “Streaming License”); Collectively, these licenses may be referred to hereafter as the “Licenses”. In accordance with the Streaming License set forth above, Angel shall debut the Picture on ASI platforms following the Picture’s theatrical run; Angel will negotiate with other major streamers to make the Picture available for EST, SVOD and TVOD sales.

a.             Media, Territory, Term and Credits:

i. Media: In addition to the Angel Rights detailed in Paragraph 2 of the ST&C, and in meaningful and timely consultation with Producer, Angel is hereby granted the right to livestream short excerpts (under 5 minutes) of the Picture on its apps and Angel’s social media channels to facilitate marketing of the Picture.

ii. The Territory: For both Angel and Producer, "Territory" means the entire world, in all languages, exclusive of the Republic of Korea (and its territories, possessions and protectorates) which for absolute clarity is reserved by Producer in all respects (the “Territory”).

iii. The Term: The period commencing on the Effective Date and continuing for fifteen (15) years (the “Term”). Prior to the expiration of the Term, the Parties shall consult as to whether the Streaming License for continued exhibition of the Picture on the Angel App and to the Angel Guild should be extended. Any such extension shall require Producer’s consent in writing.

iv. Credits: Angel shall be entitled to the following credits: A) Up to three (3) executive producer credits for Angel executives on a single, shared card (shared only with each other on such card) in the Picture’s main titles (Jared Geesey, Brandon Purdie, and David Fischer are approved); B) a logo credit in the main titles; and C) a “Presented By” credit. The names of the executive producer(s) shall be tendered by Angel to Producer in a timely manner and in writing. All aspects of placement, position and font, size and duration shall be mutually agreed to by the Parties in a reasonable and timely manner. All aspects of Mofac’s personal and company credits, animated and static (i.e., bug credits on the Picture and in paid advertising) shall be at Producer’s sole discretion in all respects. The foregoing Angel credits shall be provided for on the Picture at no additional cost to Producer and any costs associated therewith shall not be deemed a recoupable distribution expense hereunder.

b.             Angel Services: Angel shall use its commercially best efforts to provide the following services:

i. Provided the Picture passes the Angel Guild at the theatrical level (which for purposes of the foregoing is deemed satisfied), Angel shall facilitate the theatrical release of the Picture on either April 11 or 18, 2025 with major domestic exhibitors, including AMC, Regal, Cinemark, and similar theater chains, in key markets throughout the United States as measured by box office revenue data collected by Box Office Mojo within 30 days of the Effective Date (such release to collectively be referred to as the “Domestic Screen Release”). Notwithstanding the foregoing, Angel will release the Picture in no less than thirty 30 of the top 50 designated market areas (“DMA”s) throughout the United States and Canada. All of the foregoing will be set forth in a mutually approved (in writing) marketing and distribution plan an initial draft of which is set forth in Rider “MP” attached hereto and incorporated herein by this reference (the “Marketing Plan”).

ii. To secure up to Fourteen Million Dollars ($14,000,000) from retail and institutional investors in compliance with state and federal securities and crowdfunding laws (“Theatrical P&A”);

iii. Angel and Producer will mutually agree on the use of the Producer P&A with respect to the P&A campaign.

iv. Box Office Bonuses: Angel assumes herein the obligation to pay all talent box office bonuses (“BOB”) as provided by Producer in writing as part of the Delivery hereof. With respect to the foregoing, the BOB are set forth in Exhibit “C” attached hereto and incorporated herein by this reference. It is further agreed that all BOB will be paid and accounted for as set forth in Paragraph 5 herein below.

3.            PRODUCER P&A FUNDING: Producer has secured an amount equal to approximately 3 billion KRW (the “Producer P&A”) which may be allocated, at Producer’s sole written election only, specifically for the Prints and Advertising (P&A) expenses associated with the marketing and release of the Picture on a mutually approved (in writing) basis. In the event Producer P&A is used in connection with the release of the Picture as set forth herein, Producer P&A will be recouped in the same manner and at the same time and on a pro rata pari passu basis with all Theatrical P&A. Further to the foregoing, it is acknowledged and agreed that Producer has expended approximately four hundred thousand dollars (US $400,000) to date of Producer P&A (the “Prior Producer P&A”), which Prior Producer P&A shall be included as a Distribution Expense in the waterfall as set forth in paragraph 5(a)(ii) below.

4.             MARKETING & DISTRIBUTION:  Angel shall employ commercially best efforts to market and distribute the Picture in a manner intended to maximize potential revenues, in meaningful and timely consultation with Producer with respect to the following:

a.             Access to Marketing Assets: To the extent created, You will make available to Us “Behind-the-Scenes Footage” and “on set photography” on a timely basis as well as any other creative marketing assets You have created or may have access to related to the Picture.

b.            Consultation: Subject to the Marketing Plan, We will consult with You in a meaningful and timely manner (predominantly in writing, with emails being deemed in writing for the foregoing purpose) regarding our marketing and distribution activities.  Producer shall have the right to meaningful consultation on i) the primary key art, ii) the Brand Guide (as described below), and iii) the primary trailer. Producer shall promptly coordinate all promotional activity Producer intends to undertake with Angel in writing, in a timely manner.

c.             Brand and Voice Guide: Angel shall collaborate with Producer on the creation of a brand and voice guide (the assets and products developed from such collaboration are hereafter collectively referred to as the “Brand Guide”). Provided Angel strictly adheres to the final, mutually developed Brand Guide and Marketing Plan, Angel shall have reasonable latitude to market the Picture in its good faith discretion. In meaningful and timely consultation with Producer, Angel shall set up, own and administer social media accounts (exclusive of the Republic of Korea) for the Picture and provide Producer access to the same, provided both Parties follow the Brand Guide in their social media engagements.

d.             Other Motion Pictures: You acknowledge that We have the right to promote and provide our services to benefit any other motion picture or video and work with any other motion picture or video producers on any streaming channel or other distribution platform on which We distribute your Picture; provided however, the foregoing will not materially interfere or conflict with or frustrate the intentions of the Parties hereunder or this Agreement as a whole.

5.             CONSIDERATION: As payment for all of the Angel Rights, including the Licenses, the parties agree to a revenue sharing arrangement after the recoupment of certain costs by Angel and Producer, as detailed in this section.  To maximize net revenues shared between the parties, Angel won’t assess a distribution fee and will cap the amount of deductible marketing costs, and revenue will be shared as described below and in Exhibit C (Angel Waterfall) attached hereto and incorporated by this reference:

a.            Angel Revenue: Angel will report and account on a regular basis and as set forth in a collection account management agreement which the Parties intend to enter into with respect to the Picture and this Agreement (“CAMA”) for any and all the revenues it derives from exploitation of the Angel Rights and Licenses throughout the Territory and for the Term, including but not limited to, universal theatrical box office receipts, merchandising and licensing fees, subscription fees, sublicensing fees, Pay-it-Forward revenues, and social media licensing revenues (collectively referred to hereafter as “Gross Angel Licensing Revenues”).  From the aggregate sum of the Gross Angel Licensing Revenues, Angel will deduct and share the balance as follows:

i. Distribution Fee: None.

ii. Permitted Distribution and Marketing Expenses: “Permitted Distribution & Marketing Expenses”, defined in Paragraph 5 of the ST&C, shall be the only permitted deductions from the Gross Angel Licensing Revenues and the Permitted Distribution & Marketing Expenses shall be capped as described in the immediately following sentence. Angel may incur theatrical Distribution Expenses up to five hundred thousand dollars ($500,000) (“Theatrical Distribution Cap”) all of which shall be accountable in writing. Angel may incur Marketing Expenses of up to fourteen million dollars ($14,000,000) (the “Base Theatrical Marketing Cap”) for Prints & Advertising (“P&A”), unless otherwise mutually agreed to in writing by the Parties pursuant hereto. Any increase beyond this amount will require mutual approval from both parties. If data and market conditions indicate an opportunity to expand the marketing spend, Angel will propose a detailed analysis in writing to Producer and an additional spend amount for consideration and mutual approval by Producer (“Expanded Theatrical Marketing Cap”). The Producer P&A, to the extent utilized, including, without limitation, the Prior Producer P&A, Crowd-funded P&A and Institutional P&A including up to a twenty percent (20%) preferred rate of return thereon (the “P&A Break-Even Point”), will first be deducted from Gross Angel Licensing Revenues on a pro rata, pari passu basis, after which any mutually approved (in writing) additional marketing expenses incurred by Angel will be deducted. After the domestic theatrical run ends, Angel may continue marketing and distributing the Picture for the duration of the Agreement and any and all reasonable, customary, third-party, direct and accountable (in writing) costs and expenses which may be incurred by Angel may be recoupable as a Permitted Distribution and Marketing Expense; provided however, such further, post-theatrical marketing and distribution expense shall not exceed the lesser of (i) twenty percent (20%) of the accountable non-theatrical Gross Angel Licensing Revenue as of the date of the domestic theatrical run ending for the Picture, and (ii) US$2,500,000 (“Licensing Marketing Cap”), unless otherwise mutually agreed to in writing by the Parties. Amounts in excess of the Base Theatrical Marketing Cap, Expanded Theatrical Marketing Cap, Licensing Marketing Cap, or Theatrical Distribution Cap must be mutually approved by the parties in writing in order to be deducted from Gross Angel Licensing Revenue, including, without limitation, promotional trailer costs (“Trailer Costs”).

iii. Payment of BOB: Angel agrees to set aside and pay all box office bonuses into a CAM account from its collection of theatrical exhibitor receipts and such bonuses shall be borne by both Parties as a permitted Distribution Expense. The CAMA shall treat Angel as the origin of all Gross Angel Licensing Revenues and shall delineate payments to Producer and applicable talent and guilds, including all box office bonuses which are achieved. For the avoidance of doubt, Picture revenue from third parties (e.g., theatrical exhibitors) shall not be paid directly into the CAM account and such third parties will not be party to the CAMA; rather, as Angel collects revenue from its partners, Angel will deposit all Net Licensing Revenue and Producer Guild Revenue into the CAM account. The Parties shall implement a CAM agreement specifying that the only monies that will be handled directly by Angel are i) the theatrical box office Gross Receipts collected by Angel from the exhibitors; and ii) Guild Net Revenue. All other monies, including, but not limited to, US streaming, TV and home entertainment monies and foreign territorial sales fees, etc. will be directed to the CAMA.

iv. Measurement Periods and Reporting: Except as otherwise set forth in the CAMA, the Gross Angel Licensing Revenues and the Permitted Distribution & Marketing Expenses shall be measured and provided for in writing by Angel to Producer promptly within forty-five (45) days of the end of each quarter during the Term of the Agreement. Customary detailed reports of profit and loss, income and expense, and gross and net revenue, collected and incurred in performance of this Agreement shall be prepared and reported by Angel which accounting shall include a detailed summary of distribution activities, costs, and revenues in enough detail for Producer to clearly understand the foregoing performance of the Picture. The reports shall be distributed to Producer within forty-five (45) days after the end of each quarter during the Term and any renewal term of the Agreement.

v. Net Revenue Share: The net revenue remaining from the deduction of Permitted Distribution & Marketing Expenses from the Gross Angel Licensing Revenues shall be referred to hereafter as the “Net Licensing Revenues”. The Net Licensing Revenues will be split 66.67% to Producer and 33.33% to Angel; collectively, this revenue share is hereafter referred to as the “Net Revenue Share”. Except as otherwise set forth in the CAMA, Producer’s Net Revenue Share shall be tendered by Angel to Producer quarterly, concurrent with the distribution of the quarter’s reports to Producer. For added clarity, Angel does not retain any of the marketing cap(s) (i.e. Theatrical Marketing Cap or Licensing Marketing Cap) for its own account and does not take any margin or mark up on its Marketing and Distribution Expenses, and there shall be no interest on any overhead or Marketing and Distribution Expenses and no so-called double deductions of same (i.e., all of the expenses to be calculated hereunder shall be calculated on a one-time-basis only).

vi. Angel Guild Membership Fees: Revenue from Angel Guild membership fees shall be separate and accounted for separately from the Net Revenue Share and set aside for Producer after the deduction of certain Guild related costs including, but not limited to (A) transaction fees, (B) wholesale theatrical ticket costs; (C) 25% Guild marketing expenses; and (D) digital currency (“LUMENS”) transaction costs (“Net Guild Revenue”). The Net Guild Revenue shall be split fifty percent (50%) to participating filmmakers (“Filmmaker Guild Share”) and fifty percent (50%) retained by Angel (“Angel Guild Share”). Filmmaker Guild Share will in turn be shared with Producer based on a pro rata viewing time algorithm which is applied uniformly with any other picture or title appearing in the Angel platform. For example, if Producer’s Picture makes up 17% of the total time watched by Guild members, Producer would be entitled to 17% of the Filmmaker Guild Share. Producer’s portion of the Filmmaker Guild Share shall hereafter be known as “Producer Guild Share”. Angel shall provide reports for Producer Guild Share to Producer within forty-five (45) days after the end of each quarter during the Term and any renewal term of the Agreement which shall concurrent with such report be accompanied by any Filmmaker Guild Share owed at such time.

vii. Third-party Residuals: Angel shall be responsible for paying all third-party residuals, provided Angel is made aware of any obligations and agreements of Producers with respect to the production, including royalties to performing rights societies for blanket music licenses required for the Picture and all union residuals from the exploitation of the Picture. Third-party royalties and residuals shall be included in the permissible Distribution Expenses set forth in Paragraph 5 of the ST&C.

6.             CREATIVE CONTROL + GUILD PROCESS: Producer shall have final creative control over the Picture subject to i) the following Angel Guild Process; and ii) Angel’s ability to set the run time of the Picture (which for purposes of the foregoing shall be 101 minutes in length, inclusive of credits. The foregoing notwithstanding, Producer shall determine how to meet Angel’s run time requirement in its sole discretion.

a.             Guild Process2: Upon completion of a “locked” edit (“Locked Edit”)3 of the Picture, Producer shall submit the “Locked Edit” to the Angel Guild for review. Provided the Locked Edit receives a passing score Angel will set a release date for the Producer’s version of the Picture including the Locked Edit. For purposes of the foregoing, the Picture has received a “passing score” per the Angel Guild.

2 Angel reserves the right to amend and update its Guild scoring requirements at any time during the Term, provided however, that such policy changes shall be applied uniformly across all projects currently in the Guild and shall not be applied on a film by film basis.

3 Locked Edit means the timelines for the audio and visual elements are locked, but audio mixing, color correction, and VFX may still be in process.

b.             Any “material” changes to a Locked Edit shall require resubmission to the Guild for re-evaluation. Material changes are those that change the audio/visual elements of the Picture and not merely technical improvements such as audio sweetening or color correction.

7.             DELIVERY:  You understand and agree that for Us to effectively market and distribute the Picture, it is essential that You comply with all the delivery requirements in The Picture Specifications & Delivery Requirements attached as Exhibit B.

8.             NOTICES AND PAYMENTS:  Here are the addresses for both:

a.             To Producer:

Mofac Animation Studios, LLC

1F, 34 Gangnam-daero 94 gil,

Gangnam-gu, Seoul,

The Republic of Korea

Attn.1: Dennis Cho Email: dennis_cho@mofac-studios.com

Attn.2: Chris Moon    Email: csj_moon@mofac-studios.com

With copy to:

Law Office of Lawrence I. Weinberg

11845 W. Olympic Blvd., Suite 1100W

Los Angeles, CA 90064

Attn.: Larry Weinberg

Email: Lweinberg@e3ent.net

b.             To Angel:

Neal Harmon, CEO

Angel Studios, Inc.

295 West Center Street

Provo, UT 84601

Email:  legal@angel.com

9.             SPECIAL PROVISIONS:

a.             Angel Non-Branding:  Notwithstanding anything to the contrary herein, Angel reserves its rights to withhold its brand name, trademarks or service marks (whether or not registered), logos or tag lines (collectively, all such intellectual property is hereafter referred to as “Angel Trademarks”) from any marketing and/or distribution of the Picture or change the manner in which it is identified.  Producer will promptly comply with Angel’s written instructions pertaining to the use of its Trademarks.

b.            Producer Trademarks: Notwithstanding anything to the contrary herein, Producer reserves its rights to withhold its brand name, trademarks or service marks (whether or not registered), logos or tag lines (collectively, all such intellectual property is hereafter referred to as “Producer Trademarks”) from any marketing and/or distribution of the Picture or change the manner in which it is identified.  Angel will promptly comply with Producer’s written instructions pertaining to the use of its Trademarks.

c.            Final Cut: Producer shall have final creative control over the Picture including control over all aspects of production after Angel’s meaningful consultation with respect to run time. The run time on the October 2024 version of the Picture approved by the Angel Guild is acknowledged and approved by the Parties for use in the Picture’s theatrical and ancillary releases. For purposes of the foregoing, the Parties acknowledge the terms of Paragraph 6 hereof shall control.

d.           Pay-It-Forward:  The parties agree to in good faith review and mutually approve, from time-to-time, the treatment and delivery of a “Pay-it-Forward” campaign (including any perks or other incentives offered by Producer and/or Angel as part of any Pay-it-Forward campaign) conducted as an appeal to audiences to pay money solely to show appreciation for the Picture for which there is no other reward given in return(“PIF”); provided however, neither Party shall be obligated to approve a PIF.  Producer and Angel agree i) not to engage in any PIF campaigns without the consent and/or participation of the other Party during the Term; and ii) to use reasonable good faith commercial efforts to fulfill any PIF perks or incentives offered by either Party hereunder.

e.            Derivative Productions: Producer reserves all rights in and to any so-called derivative productions, including by way of example and not limitation, any prequel, sequel, spin-off, stage play, reboot, productions, books, graphic novels, novelizations (collectively “Derivative Productions” and individually a “Derivative Production”, and any and all rights not expressly set forth herein (collectively “Reserved Rights”). Provided the Picture grosses at least seventy million dollars (US$70,000,000) in the domestic theatrical release (thus triggering Box Office Bonuses for talent), Angel shall be attached as distributor of any Derivative Productions undertaken by Producer on terms substantially similar to this Agreement unless otherwise agreed to by the Parties.

f.             Religious and Not-For Profit Use: Producer expressly reserves the right (and Angel hereby expressly approves a license back to Producer) to conduct screenings of the Picture and to otherwise utilize the Picture in religious and not-for-profit settings which must be event and appointment-based, beginning ten (10) years from the Effective Date. Producer shall use good faith efforts to notify Angel of events and screenings it plans to conduct in this context in order to ensure such events and screenings do not materially interfere with revenue generating distribution activities. Angel shall also provide the Picture under its free-viewing platform with Pay-It-Forward (or similar) calls to action to encourage sharing of the Picture.

10.           DEFINITION OF TERMS:  Capitalized words have the meaning set forth in these Deal Terms or elsewhere in the Agreement; if not defined therein, undefined capitalized words have the meaning commonly understood in the entertainment industry.

11.           DEAL TERMS GOVERN:  The Deal Terms shall govern and control to the extent of any conflict with The Standard Terms and Conditions.

12.           SIGNATURES AND COUNTERPARTS:  This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. Authentic electronic or digital signatures shall have the same force and effect as original signatures.

AGREED TO AS OF THE EFFECTIVE DATE:

MOFAC ANIMATION STUDIOS		ANGEL STUDIOS 010, INC.

By:	/s/ Won Kuk Cho	By:	/s/ Patrick Reilly
Name:	Won Kuk Cho	Name:	Patrick Reilly
Title:	CEO	Title:	CEO

Exhibit A

THE STANDARD TERMS AND CONDITIONS

Herewith are the Standard Terms and Conditions (“ST&C”) to that certain Picture Distribution Agreement dated February 26, 2025 between Producer and Angel. Capitalized words have the meaning set forth herein or elsewhere in the Agreement; undefined capitalized words have the meaning commonly understood in the entertainment industry.

1.             CONTINGENCIES/APPROVAL OF CHAIN-OF-TITLE:  To clear the chain-of-title, Producer must establish that Producer is the sole owner of any and all literary, dramatic or musical material not otherwise within the public domain, free of any claim, lien, limitation or condition of any kind.  Producer shall obtain all clearances and/or make or cause to be made any and all screenplay changes which may be necessary to obtain customary errors and omissions insurance.  As used herein, “Underlying Material” shall mean all Underlying Material that is:

a.             written or composed for use in the Picture;

b.            acquired, supplied or assigned by Producer (or by any other person that produced or was associated in the production of the Picture) for or in connection with the Picture;

c.             included in the Picture; and/or

d.            on which the Picture is based in whole or in part.

2.            ANGEL RIGHTS:  For the Territory and for the Term, Producer hereby exclusively and irrevocably grants, assigns, and licenses to Angel throughout the Term and in the Territory the sole and exclusive right, license and privilege under copyright to, and to authorize, license and sublicense others to, exhibit, distribute, release, sell copies of, dispose of, transmit, reproduce, broadcast, publicize, manufacture, publicly display, project, publicly perform, market, advertise, promote, tag and edit or cause the Picture to be tagged and edited for i) skipping through the Picture, ii) streaming the Picture with or without sound at the user’s direction; and iii) the facility for users to tag and skip through tags at their own direction, and otherwise exploit the Picture (and its plot, themes and other elements) and any and all cuts, re-cut, edited, re-edited, dubbed, re-dubbed and other versions thereof, and trailers and clips and excerpts therefrom, by any and every means, method, process, device, exhibition, distribution, exploitation, delivery and manner of transmission means now known or hereafter devised or invented, and in all markets and media now known and hereafter devised or exploited, in any and all languages (whether dubbed or subtitled or otherwise) in all linear formats, including, without limitation, (i) all forms of theatrical, (ii) all forms of non-theatrical, including without limitation all educational, industrial, hotel/motel, ships, commercial in-flight and trade distribution, (iii) all forms of television (including, without limitation, free, pay, pay per view, terrestrial, satellite, and cable, regardless of the delivery system or payment system (if any) involved, including without limitation all rights to transmit, broadcast and exhibit the Picture by means of free, toll, pay, subscription and theatre (including transmission or broadcast by open or closed circuits to any theatre or other place where an admission fee is charged to view the broadcast or transmission of the Picture) television, all other forms of satellite and relay television, pay-per-view television, and any and all other kinds of open or closed circuit systems), and all forms of video-on-demand (including without limitation SVOD, TVOD, AVOD, CVOD and NVOD), (iv) online/internet, digital streaming, interactive, clips, mobile (e.g., cell phones), and any and all allied and ancillary rights except as otherwise reserved by Producer herein (e.g., all Derivative Productions), as well as the exclusive right to advertise, publicize and promote any and all of the foregoing (hereinafter referred to as “Angel Rights”).

a.           Included Rights: Without limiting the generality of the foregoing definitions included in Paragraph 2. above, the Parties agree that, for the Territory and the Term, the “Angel Rights” include the following:

i. Promotional Clip Rights:  The exclusive right to broadcast, transmit or reproduce, separately from other portions of the Picture, the visual portion, sound or music contained in the Picture, or clips or excerpts as well as dramatizations or summaries of such visual portion, sound or music of the Underlying Material, or any part or combination of all or any part of the foregoing, in connection with the advertising and promotion of the Picture;

ii. Name and Likeness:  Subject to any third-party agreements delivered hereunder by Producer to Angel, the exclusive right to use the names and likenesses of the cast, and any other person who rendered services or granted rights in or for the Picture, and to use the name and trademark of Producer, in and in connection with the Picture and the advertising and exploitation of the Picture, including Commercial Tie-in Rights, subject to reasonable and customary restrictions in written contracts with such persons that have been approved in advance in writing by Angel;

iii. Commercial Tie-ins:  Subject to any third-party agreements delivered hereunder by Producer to Angel, the exclusive right to enter into and exploit commercial tie-ins with respect to advertising and promotion of the Picture.  As used herein, the term “commercial tie-in” refers to a type of advertising or exploitation in which some product, service or commodity (in addition to the Picture) is advertised (“Commercial Tie-in Rights”);

iv. Merchandising Rights:  Subject to any third-party agreements delivered hereunder by Producer to Angel, the exclusive right to manufacture, sell, license, advertise, promote, furnish, supply and distribute products, by-products, services, facilities, merchandise and commodities of every nature and description, board games, toys, coloring and game books, church study guides and curricula, items of wearing apparel, food, beverages and similar items which make reference to or are based upon or adapted from the Picture or any part thereof (including the title thereof), to the extent not included in Commercial Tie-in Rights (“Merchandising Rights”) to include the following:

1.            Video Devices:  All physical forms of home video or other home viewing technology now known or hereafter devised (including without limitation cassette, videodisc, DVD, HD DVD and Blu Ray (collectively, “Video Devices”); and

v. Non-Fungible Tokens (“NFTs”): The exclusive right to exploit physical or digital objects derived from or otherwise related to the Picture and any Underlying Material upon which it is based as NFTs (including the right to create new physical or digital objects as NFTs).  In connection therewith, the right to tag and employ other panning and scanning requirements (including any re-sizing of the picture to conform to NFT context requirements); Angel assumes all liability for any NFT production or exploitation and agrees to follow SAG guidelines related thereto.

vi. Music Publishing Rights: One Hundred Percent (100%) of all music publishing rights for original music contained in the Picture to allow Angel to register the cue sheets with relevant performing rights societies (PROs) and collect royalties on behalf of composers, musicians, and artists rendering music composition services for the Picture (not including the “Writer’s share” of the publishing rights);

vii. Pre-Delivery Activities; Sublicenses: Producer agrees that from and after the date hereof, Angel shall have the exclusive right to (i) advertise, promote, publicize and market, and engage in other customary pre-sales and pre-release activity in the Territory with respect to, the Picture, (ii) negotiate, enter into, administer and service distribution agreements or licenses of the Rights in the Territory (each, a “Sublicense” and, collectively, “Sublicenses”), and (iii) to deliver the Picture (including creating delivery materials to the extent permitted or required hereunder), collect amounts due, and otherwise perform its obligations or enforce its rights and remedies under Sublicenses.  Notwithstanding anything to the contrary contained in this Agreement, Producer agrees to honor and abide by the terms of all Sublicenses hereunder to the extent such Sublicenses do not conflict with the terms of this Agreement. Producer further agrees that it will not exercise or permit any third parties which may have a lien in and to the Picture, the Rights and/or the Gross Receipts (as defined below) to exercise its rights or liens as secured parties or otherwise act in a manner which will disturb, infringe upon, interfere with, prevent or impede the full, complete, free and unencumbered exercise by any distributor or licensee of its rights under any of the Sublicenses, except as otherwise may be agreed in writing in advance by Angel;

viii. Other Rights:  All other linear rights of every kind and nature whatsoever in and to the Picture, for the Territory and the Term, exclusive of Producer’s Reserved Rights.

3.            EDITING RIGHTS:  Notwithstanding anything to the contrary in this Agreement, and with Producer’s approval in each instance (approval not to be unreasonably delayed or conditioned, and if not approved or objected to by Producer in writing within 7 days of notice, shall be deemed approved), Angel may cut or edit the Picture, or cause the Picture to be cut or edited, solely for (a) standards and practices compliance (airline, broadcast, and otherwise), including time compression (and editing for time); (b) creating commercial breaks; (c) potential or actual legal claims; (d) censorship compliance; (e) ratings compliance; (f) panning and scanning requirements (including any re-sizing of the picture to conform to broadcast requirement); (g) closed-captions materials, bonus materials and/or Angel’s own promotional reel; and (h) subtitling and dubbing.

4.             CONSIDERATION:  All consideration set forth in Paragraph 4 of the Deal Terms is conditioned upon the Picture being completely delivered on the Delivery Date, or as otherwise mutually agreed to by the Parties in writing. Such consideration shall be deemed full consideration for all rights granted and services performed by Producer hereunder.  In connection with the calculation of the Net Revenue Share set forth in the Deal Terms, “Permitted Distribution & Marketing Expenses” shall include the following:

a.             “Distribution Expenses:”  All verifiable (in writing), third-party, out-of-pocket distribution costs and expenses including, without limitation, manufacturing costs, production costs, translation costs, dubbing costs, insurance costs, purchase costs, distribution costs, third-party processing fees, payment processing fees, costs for providing streams, fees charged by credit card issuers, fees charged by third-party e-commerce platforms, applications and services; fees charged by resellers, costs associated with returns and warranty claims; costs of required union or guild residuals; and directly attributable personnel costs.  For the avoidance of doubt, Distribution Expenses shall exclude any general overhead charge (i.e., Angel shall not charge any overhead fee in connection with the marketing and distribution of the Picture hereunder).

b.             “Marketing Expenses:” Subject to those “Caps” set forth in Paragraph 5 of the Agreement, All verifiable costs, charges and expenses incurred for or in connection with advertising, promoting and publicizing the Picture in any way, including, without limitation, all costs incurred directly or charged by third parties in connection with trailer production, social media promotion, audience testing, market research, premiere event(s), if any, and directly attributable personnel costs. For the avoidance of doubt, the foregoing Expenses shall exclude any general overhead charge.

5.            THIRD-PARTY OBLIGATIONS: Angel is responsible for and shall act as paymaster for any and all collective bargaining payments and mandated residuals payable to any party by reason of the exercise of the Angel Rights, including, without limitation, the Writers Guild of America, Directors Guild of America, Screen Actors Guild, American Federation of Musicians and IATSE.

6.             ACCOUNTINGS/PAYMENTS:

a.           Accountings:  Angel and Producer shall keep proper books and records showing its Gross Angel Licensing Revenues, Net Licensing      Revenues, as well as all revenue Producer derives from the exercise of its Social Media Clip Licenses during the Term (the “Records”).  Angel shall pay Producer and Producer shall pay Angel, all revenues payable to the other, quarterly in the amounts payable pursuant to Paragraph 5 of the Deal Terms and deliver with the payment, statements of the Records, within forty-five (45) days after the expiration of the applicable quarter.  The applicable accounting periods shall coincide with the following fiscal quarters: January through March, April through June, July through September, and October through December.  Angel will account to Producer in customary manner in the Media and Entertainment industry of the United States of America - which accounting shall include a summary of distribution activities, costs, and revenues.  Notwithstanding the foregoing, no accounting shall be rendered for any period in which no receipts are received, and/or no distribution activities occur.

b.            Audit Rights:  Except as otherwise set forth in the CAMA, Producer may, at Producer’s sole cost and expense, but not more than once annually throughout the term of the Agreement, audit those books and records of Angel that pertain to the calculation of Producer’s Net Revenue Share for any preceding periods. Said audit shall be conducted by a certified public accountant selected by Producer, subject to Angel’s approval, which approval shall not be unreasonably delayed or withheld (and if not approved within 7 days of notice, shall be deemed approved). The audit shall be conducted during Angel’s regular business hours, upon thirty (30) days’ advance written notice, in a manner that does not materially interfere with Angel’s normal business activities. The auditor shall simultaneously provide a complete written copy of the audit results to Angel and Producer. If said audit uncovers an underpayment to Producer, Angel shall pay the underpayment within 30 days following receipt by Angel of the audit results. If any underpayment to Producer exceeds ten percent (10%) of the total for the applicable reporting period, Angel shall reimburse Producer its reasonable out-of-pocket audit costs at the same time that Angel pays the underpayment.

8.             INSURANCE:  Producer will work with Angel to procure and maintain, beginning on the Effective Date of the Agreement and for a period of not less than 3 years thereafter, as a permitted Distribution Expense, an errors and omissions insurance policy (“E&O Insurance”), with coverage conforming to the criteria set forth in Exhibit B, enumerated Paragraph 1. In addition, such policy shall insure Angel, its Affiliates, the sponsors and distributors of the Picture and their respective advertising agencies (collectively, the “Angel Parties”), against any liability resulting from the transmission hereunder of the Picture. Further, the E&O Insurance will (a) be issued by a reputable insurance carrier and rated A-/X or better in Best’s Insurance Guides, (b) name the Angel Parties as additional insureds, (c) be primary and not in excess of or contributory to any other insurance policies provided for the benefit of, or maintained by, Angel, (d) contain an express waiver of any and all rights of subrogation that the insurers may have against Angel, and (e) provide for at least thirty (30) days advance written notice to Angel of any cancellation, non-renewal or other material change thereto.  Upon request, Producer will furnish Angel with a certificate of media liability insurance covering Angel’s authorized exhibitions and transmissions of the Picture and satisfying, at a minimum, the coverage and term requirements specified above.

9.             REPRESENTATIONS & WARRANTIES:

a.            Producer and Angel each hereby represent, warrant and covenant to the other as follows: (i) It is duly incorporated or organized, validly existing and in good standing under the laws of its state or country of incorporation or organization; (ii) it has the full power, authority and ability to enter into, execute, deliver and perform all its obligations under this Agreement; (iii) this Agreement constitutes a valid and binding obligation of it enforceable in accordance with the terms hereof; (iv) the execution, delivery and performance of this Agreement will not cause it to be in material breach of a third-party agreement which breach would jeopardize its ability to perform its obligations hereunder; (v) neither party shall, nor shall either party permit or assist any Affiliate or third-party to, challenge or undermine the intellectual property (including without limitation, the Trademarks and Producer Marks) ownership rights of the other party; and (vi) if either party becomes aware or has reason to believe that the intellectual property of the other party is being infringed by a third-party, it shall promptly notify the other party in writing, and reasonably cooperate in the investigation and enforcement of the other party’s intellectual property, at the cost and expense of the other party.

b.            Producer hereby further represents, warrants and covenants to Angel as follows, to the best of its knowledge in the exercise of reasonable diligence and prudence: (i) other than the third-party obligations in paragraph 5 of these ST&Cs, the Picture, when delivered to Angel, will be free and clear of any liens or encumbrances which would impair or interfere with Angel’s quiet enjoyment of its rights hereunder throughout the Territory and term set forth in the Deal Terms; (ii) Other than historical elements, the Picture is not in the public domain and will not violate or infringe any applicable law or regulation (iii) Producer has obtained all rights, permissions, releases and licenses (including all music master and synchronization licenses) required to enable Angel to fully exploit and promote the Picture in accordance with the terms of this Agreement; (iv) Producer shall deliver all the Delivery Elements by the Delivery Elements Due Date, including, without limitation, the E & O Insurance as required in Paragraph 8  above; (v) All third-party participations, deferments, royalties (other than guild residuals), fees and other payments necessary to deliver the Picture free and clear of any incumbrances or defects shall be borne solely by Producer, as further set forth in Paragraph 5 above; (vi) the Picture has been produced and records kept in accordance with the Child Protection Restoration and Penalties Enforcement Act of 1990 and any amendments thereto; (viii) Producer will promptly undertake to secure and diligently preserve throughout the Term of this Agreement any and all necessary and proper trademarks, service marks and/or copyright registrations and renewals, in the appropriate class or classes, pertaining to the Picture; and (ix) the Picture will not violate or infringe any third-party intellectual property rights.

c.             Publicly Traded Insider Information Liability: Producer hereby acknowledges, understands, and agrees that (i) following the consummation of the Agreement, ASI is or will be a publicly-held company through a merger with South Port Acquisition Corporation (the “SPAC”) and (ii) Producer is aware that applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Producer hereby further acknowledges and agrees that it will not during the period commencing on Effective Date and ending on March 31, 2025, directly or indirectly, effect any purchase or sale transaction in any securities of ASI or the SPAC, including any transaction that transfers, in whole or in part, any of the economic consequences of ownership of any of such securities.

10.           INDEMNITY:

a.            Angel will defend, indemnify, and hold harmless Producer and its parent, subsidiary, affiliated and related companies, and the directors, officers, agents, representatives and employees of each of the foregoing from and against any and all third party claims and causes of action, losses, costs, expenses, settlements, damages, judgments, fees, harm or liabilities, including reasonable attorneys’ fees (collectively hereafter, “Costs”) resulting from (a) any breach by Angel Studios of any of its representations, warranties and/or agreements hereunder; and/or (b) the financing, development, production, distribution and/or exploitation of the Picture by Angel Studios, except to the extent covered by Producer’s indemnification below.

b.            Producer will defend, indemnify, and hold Angel Studios and its parent, subsidiary, affiliated and related companies, and the directors, officers, agents, representatives and employees of each of the foregoing harmless from and against any and all Costs related to (a) uncured breach by Producer of its representations, warranties and/or agreements hereunder; (b) the license by Producer of the rights in the Underlying Material; ( c ) Producer’s willful or grossly negligent acts or omissions in connection with the development, production, distribution and/or exploitation of the Picture; and/or (d) Producer’s distribution of the Picture outside of the Territory (if applicable).

c.             Either party seeking indemnification under this Agreement (the “Indemnified Party”) shall give written notice to the party required to provide indemnification hereunder (the “Indemnifying Party”) and the Indemnifying Party shall promptly, at the Indemnified Party’s request, assume and diligently conduct the entire defense of any suit or action, or the making of any claim as to which indemnity may be sought hereunder, including settlements and appeals, at the Indemnifying Party’s sole cost and expense, and the Indemnifying Party shall pay and discharge any and all settlement amounts, judgments or decrees which may be rendered. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to entry of any judgment or administrative order or enter into any settlement that: (i) could affect the intellectual property rights or other business interest of the Indemnified Party; (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim or litigation; or (iii) requires any consideration other than the payment of money by the Indemnifying Party.

d.            Producer shall promptly and timely execute any additional document(s) and take any additional action(s), at Producer’s sole cost and expense, that Angel deems necessary or desirable in order for Angel to enforce and/or defend its rights under this Agreement.

e.            EXCEPT WITH RESPECT TO ANGEL’S FRAUDULENT, WILLFUL OR GROSSLY NEGLIGENT ACTS OR OMISSIONS IN CONNECTION HEREWITH, IN NO EVENT SHALL ANGEL BE LIABLE TO PRODUCER, NOR SHALL PRODUCER HAVE A RIGHT AS AGAINST ANGEL, FOR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, OR EXEMPLARY PUNITIVE DAMAGES, HOWEVER CAUSED AND WHETHER OR NOT ANGEL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

f.             For avoidance of doubt, the party that owns any intellectual property that is infringed by a third party, shall be the sole party with the right to enforce its intellectual property rights in court or before another decision-making authority against such infringing third-party, and the proceeds from any judgment, settlement or award arising from such enforcement action shall only inure to the benefit of the party enforcing its intellectual property rights.

11.           DEFAULT:

a.             Producer Default: Producer shall be in default if Producer breaches any term, covenant, or condition of this Agreement, and remains uncured by Producer as set forth herein. Angel shall give Producer written notice of any claimed default and if the default is capable of cure, then Producer shall have thirty (30) days after its receipt to cure any default. If the default is incapable of cure, or if Producer fails to cure within the time provided, then Angel may terminate this Agreement upon written notice to Producer. Without limiting the foregoing, in the event Producer is in breach of the representations and warranties given in Paragraph 9, Angel shall have the right to terminate this Agreement and Producer shall be required to immediately reimburse Angel, without further notice, demand or set-off, for all of Angel’s actual accountable (in writing), reasonable, third-party, direct, out-of-pocket costs and expenses incurred in connection with the Picture.

b.            Angel Default: No failure by Angel to fulfill any of its obligations hereunder shall constitute a breach of this Agreement by Angel unless and until the Producer has provided Angel with written notice specifying such failure(s) and Angel has failed to cure such failure within thirty (30) days after receipt of a judgment from a competent tribunal (i.e., arbitrator or district court) finding Angel has in fact breached the Agreement. Such written notice by Producer to Angel must be delivered to Angel via only the approved means of notification identified in Paragraph 15 below, and must explicitly contain the following information: (i) the exact nature of the claimed failure, (ii) a statement that the writing constitutes a “formal notice of default”, and (iii) the date in which the failure is alleged to have occurred.  In the event of any dispute relating to the subject matter of this Agreement, the Agreement shall remain in full force and effect and Producer will be limited to its remedies at law for monetary damages, if any, actually sustained by Producer as determined by the relevant tribunal. Producer hereby waives and disclaims, to the fullest extent permitted by law and notwithstanding anything to the contrary herein, any right to seek, accept or be awarded any equitable remedy against Angel or its Affiliates, including without limitation, any enjoining, revocation, rescission, limitation, impairment or alternation of Angel Rights, the Licenses or Angel’s rights to distribute, promote or exploit the Picture under the express terms of the Agreement.

12.          ASSIGNABILITY:  The Agreement shall be binding on and shall inure to the benefit of the Parties and their Affiliates, successors, and permitted assigns. Angel shall have the right to assign, transfer, delegate, license, sublicense, and/or convey this Agreement, and/or any of its rights, licenses, privileges, and/or obligations hereunder, in whole or in part, to any person and/or entity in its sole discretion; provided however, such assignee assumes all of Angel’s obligations hereunder in writing, and if such assignee is not a major US distribution company (e.g., a major studio, streamer or network), then Angel shall remain secondarily liable thereunder. Producer shall not assign its rights and/or delegate its duties hereunder without the express written consent of Angel. Notwithstanding the foregoing and only in the event the Date of Accepted Delivery has occurred, Producer may assign the right to receive payments as under this Agreement to up to one additional payee upon timely written notice to Angel, pursuant to a customary ‘direction to pay’ letter to be provided by Angel and signed by an authorized officer of Producer.

13.          PRODUCER MARKS:  The Parties agree that any and all uses of the logos, trademarks or service marks (whether or not registered) and tag lines of Producer (collectively referred to hereafter as the “Producer Marks”), and all goodwill generated thereby, shall inure to the benefit of, and belong exclusively to, Producer and Producer’s successors and assigns. Angel agrees to provide to Producer, on request and for no cost, specimens of use of the Producer Marks and sworn statements of use. Producer shall be solely liable for any third-party claims for infringement that may arise from the use of the Producer Mark in domestic and foreign jurisdictions. Angel also agrees that the quality of all goods and services provided under the Producer Marks shall be of the same general quality as those provided by Producer and that Angel will cooperate with Producer’s monitoring of that quality.

14.           NOTICES AND APPROVALS: Any notice hereunder must be in writing and shall be deemed given and received (except for notice of change of address which shall be deemed given and received only upon receipt thereof): (a) on the date of personal delivery; (b) on the fifth business day following the day of mailing by prepaid certified mail (return receipt requested); (c) on the day of transmission by facsimile with written confirmation; (d) in the case of Accounting Statements only, by regular mail on the postmarked date or via email; or (e) on the next business day following the day of shipment via a nationally recognized overnight courier service with signature of confirmation of receipt, as the case may be, to the party to be notified at the addresses set forth in Paragraph 8 of the Deal Terms.

15.           INTELLECTUAL PROPERTY DEFINITION IN BANKRUPTCY: In the event of a bankruptcy by Producer, including without limitation, a petition or bankruptcy filed in court by or against Producer, or if Producer shall be judged insolvent by any court or if a trustee or a receiver of any property of Producer shall be appointed in any suit or proceeding by or against Producer, or if Producer shall make an assignment for the benefit of creditors or shall take the benefit of any bankruptcy or insolvency act, or if Producer shall liquidate its business for any cause whatsoever, Producer acknowledges and agrees that the licensed rights hereunder are fundamentally in the nature of "intellectual property" as defined in the Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor statute (the "Bankruptcy Code"), and that all licensed rights are fundamental to the basic license hereunder; and therefore all licensed rights should be deemed intellectual property subject to Section 365(n)(1)(B) of the Bankruptcy Code. Producer agrees that the definition of "intellectual property" in Title 11 of the United States Code shall also include trademark and service marks, as trademarks and service marks are inextricably linked to other intellectual property rights granted under this Agreement.

16.           MISCELLANEOUS:

a.            Integration and Amendments: The Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements (whether written or oral, express or implied) between the Parties relating to the Picture.  This Agreement shall not be modified or amended except in writing signed by the Parties and specifically referring to this Agreement.  This Agreement may not be amended by course of conduct or oral agreement.  This Agreement shall take precedence over any other documents that may be in conflict herewith.

b.            Advertising Materials:  Subject to the terms of the Agreement, Producer hereby grants to Angel a limited, exclusive, non-transferrable, royalty-free license to use the Producer Marks in Angel’s marketing materials, and Producer agrees that Angel may indicate in such materials that the parties have entered into a license agreement pertaining to the Picture. Producer may terminate Angel’s right to use the Producer Marks, in whole or in part, by providing written notice to Angel if Angel’s usage of the Producer Marks does not adhere to Producer’s then-current written policies provided to Angel regarding the use of Producer Marks.

c.            Governing Law/Jurisdiction:  Subject to Paragraph 16(f), the interpretation, construction, validity, performance, and enforcement of this Agreement shall be governed in accordance with the laws of the United States of America and the laws of State of California, as if signed and performed wholly within California. The exclusive jurisdiction and venue of any action regarding this Agreement initiated by Producer shall be in the state or federal courts located in Provo, Utah, and each of the Parties submits itself to the exclusive jurisdiction and venue of those court and shall not raise any claim of inconvenience or lack of personal jurisdiction as a defense against the jurisdiction of such courts. Angel agrees to California jurisdiction for any action it initiates against Producer.

d.            Construction: References in this Agreement to “Paragraphs”, “Sections” or “Exhibits” are to sections and exhibits herein and hereto unless otherwise indicated. The terms “Paragraph” and “Section” may be used interchangeably. Except as specified in a particular context, the word “or” means each as well as all alternatives.  All terms defined in the singular form will have comparable meanings when used in the plural form and vice versa. This Agreement shall be construed as if the Parties had equal participation in drafting it.

e.            Sublicensees:  Angel shall be responsible for its sublicensees’ compliance with the terms and conditions of this Agreement as if each sublicensee were the Angel itself, including, without limitation, the accounting for and payment of all Compensation applicable to the sublicensee’s exercise of the license rights granted by this Agreement.  Angel shall not grant a sublicense to any third-party except pursuant to an enforceable, written sublicense agreement consistent with the terms and conditions of the Agreement.

f.             Mediation:  In the event of a dispute between the Parties, prior to commencing any litigation, the Parties agree to enter into good-faith non-binding mediation with a mediator mutually selected by the parties. Such mediation shall take place in Los Angeles, California unless an alternate location is agreed to by Producer in writing. Each party shall pay its own costs of the mediation and the cost of the mediator shall be divided equally between the parties. The mediator shall be a retired judge or an attorney with no less than ten (10) years of experience in resolving disputes in the motion picture entertainment industry.

g.            Force Majeure:  Notwithstanding anything herein to the contrary, neither party shall be liable to the other in damages or otherwise owing to any failure to perform hereunder, except for the payment of any fees or revenue splits, caused by fire; earthquake; flood; epidemic; accident; explosion; casualty; strike; lockout; labor action; riot; civil disobedience; act of a public enemy; embargo; war; declared disaster; act of God; application of municipal, state or federal ordinance or law; act of a legally constituted executive authority, whether municipal, state of federal; or the issuance of any executive order. In no event, however, shall inclement weather be deemed or constitute an event of force majeure for any purpose of this Agreement.

h.            Confidentiality:  Each Party, on behalf of itself and, respectively, any entity or individual that is under the direct or indirect control of, or exercises control over, such Party through ownership, management, or other significant influence (all such entities or individuals referred to collectively herein as “Affiliates”), agrees not to disclose the terms or conditions of this Agreement to any third-party without the prior consent of the other party. These confidentiality obligations are subject to the following exception: (i) disclosure is permissible if to financial advisors, accountants, and attorneys; and (ii) disclosure is permissible if required by the government, court order, or subpoena, if required by law or if required to enforce rights under this Agreement; provided the Party required to disclose first gives the other Party sufficient prior notice to enable the non-disclosing Party to seek a protective order, and reasonable steps are taken to maintain the confidentiality of this Agreement.

i.             No Publicity: Except in connection with Angel’s promotion and marketing of the Picture in accordance with this Agreement, as a material obligation of this Agreement, neither party will use the other party’s Trademarks or Producer Marks, or directly or indirectly reference or identify the other party, its products or services, or this Agreement, in any press release, advertising, case study or other public announcement, without such other party’s prior written consent in each instance.

j.              Successors and Assigns:  This Agreement shall be binding on and shall inure to the benefit of the Parties and their Affiliates, successors, and permitted assigns as further described in Exhibit A at Paragraph 12.

k.             Waiver:  No waiver by either Party of any default hereunder shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement. A waiver shall only be valid if in writing.

l.              Severability:  If any provision of this Agreement, or the application of such provision to any person or party, in general or the circumstances, is determined to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, that invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, and this Agreement will remain in full force and effect and be legally effective as if that illegal, invalid, or unenforceable provision were not a part of this Agreement.

m.            Relationship of Parties:  Nothing in this Agreement shall be construed to create among the Parties a partnership, joint venture, or principal and agent relationship, or to impose upon either Party any obligation for any loss, debt, or other obligation incurred by the other Party except as expressly set forth herein.

Exhibit B

THE PICTURE SPECIFICATIONS AND DELIVERY REQUIREMENTS

Producer to conform the Picture to the guidelines located at: https://angelstudios.notion.site/Angel-Originals-Creator-Production-and-Spec-Sheet-38fa5c85358549a59fa59682a3e94808

BASIC LEGAL DELIVERABLES (Angel reserves the right to request additional documentation as needed to effectuate its distribution rights in and to the Picture).

1)            A copy of the insurance application, a copy of the full policy and a copy of the current certificate of occurrence based producer’s liability (errors and omissions) insurance policy, with an insurance carrier approved by Angel, inclusive of title and music coverage and without any non-standard exclusions with three year coverage, along with a prior acts endorsement (if not already part of the policy), with liability limits of not less than $1,000,000 for each occurrence and $3,000,000 in the aggregate, with a deductible not to exceed $25,000 per occurrence, plus, if requested by Angel, a “Term of Contract Endorsement” (also known as a “Rights Period Endorsement”) for the length of the Term. Producer shall deliver to Angel a certificate of such insurance and endorsement, in a form acceptable to Angel, naming as additional insured’s thereunder the additional insureds specified in the Agreement.  Producer shall be responsible for all deductibles and retentions under the policy. The policy shall cover all aspects of the Picture and any and all materials relating thereto (including all underlying material with respect thereto, all behind-the-scene footage, “making of” documentaries, bloopers, EPK’s, and DVD bonus materials), all trims and outtakes, as well as the title of the Picture, the music therein, and the distribution/release of the Picture on video cassettes, tapes, discs and future technology) and each endorsement to this effect shall be delivered.  The policy shall include a provision that the policy shall be primary and not contributory to any other insurance provided for the benefit of or by any additional insured. The policy shall be on a per-claim basis and shall be issued from a reputable company. The insurance carrier shall agree to name any other person and/or entity as an additional insured, at no additional cost, and provide a certificate of insurance and additional insured endorsement with respect thereto, as requested by Angel throughout the policy term. If the Picture is based on (or inspired by) a true story and/or true event(s), the true-life components shall be covered under the policy and documentation to this effect shall be delivered.

2)            Producer shall submit to Angel complete and accurate copies of all documents comprising the full and complete chain of title for the Picture complete and sufficient to grant the rights to Angel hereunder in form and substance satisfactory to Angel, which satisfaction will not be arbitrarily withheld, including, without limitation, receipt by Angel of all necessary releases, assignments, supporting agreements and documentation required by Angel.

3)             Title and copyright reports – Producer shall submit to Angel the following reports and opinions: (i) a current (i.e. within sixty (60) days of the delivery date) U.S. copyright report from a reputable service (e.g. Thomsen CompuMark or IP Innovations), and (ii) a current (i.e. within sixty (60) days of the delivery date) title report (from a reputable service (e.g. Thomsen CompuMark or IP Innovations) and opinion of counsel indicating that the title “King of Kings” is cleared for use as the title of the Picture.

4)            If SAG-AFTRA production – copy of SAG-AFTRA final cast list in the format approved by SAG-AFTRA.  If DGA production – copies of DGA form deal memos for all DGA personnel.  If WGA production – copies of all writer agreements and the WGA final credit determination letter for the Picture and proof of payment of script publication fee. If IATSE-- copies of IATSE form deal memos for all IATSE personnel.

5)             Copyright Registration:

a)             One certificate of United States copyright registration for the screenplay.  If the certificate has not been returned from the Library of Congress, Producer shall deliver a copy of the filed application and proof of payment of the registration fee.  Producer shall deliver one copy of the Certificate of Copyright Registration for the screenplay once registered.

b)            One certificate of United States copyright registration for the motion picture.  If the stamped certificate has not been returned from the Library of Congress, Producer shall deliver a copy of the filed application and proof of payment of the registration fee.  Producer shall deliver one copy of the Certificate of Copyright Registration for the motion picture once registered.

6)            Personnel Documentation (All agreements shall include work-for-hire and/or assignment language unequivocally granting all rights to (“Producer”), language which prevents equitable relief (including right of termination waiver and waiver of injunctive relief) and no limitation on Producer’s rights of assignment.):

a)            List of main cast and personnel and their contact information.

b)            Copies of all agreements or other documents relating to the engagement of personnel in connection with the Picture not set forth above (including copies of the agreements for the principal cast (inclusive of any featured voices and cameo appearances) and all key personnel (e.g. director, director of photography, costume designer, production designer, editor, screenwriters (inclusive of all agreements for all rewrites), producer(s), unit production manager, 1st assistant director, 2nd assistant director, composers, music producers (if applicable), for all individuals and entities accorded credit in the billing block, etc.

c)            All agreements for all minors appearing in the Content shall be provided. The work permits (if applicable in the jurisdiction in which principal production took place), guardian release forms (if applicable), parental consent/inducement agreements, production permits (e.g., permit to employ minors as required in the jurisdictions in which principal production took place), the trust account documents (if applicable in the jurisdiction in which principal production took place (e.g., “Coogan Account” for U.S. productions)), etc. shall accompany all agreements for all minors. All documents shall be fully executed. Note: the employment of a minor must adhere to state, local and federal guidelines.

7)            Required by Angel for Residuals:

a)            SAG:

i)             Employment Contracts

ii)            SAG Final Cast List

iii)           Earnings Report

iv)           Time Sheets

v)            Foreign Cast List with Names, Days Worked and Gross Compensation

vi)           Minors used? Need Trust Agreement with Bank Account Information

vii)          Anyone deleted from final version? Provide deletions list

b)            WGA:

i)              Writers Employment Contracts

ii)             Notice of Tentative Writing Credits

iii)           A schedule of full SSN’s and Fed ID’s and loan out names (if applicable)

iv)           Credits (opening and closing).

c)            DGA:

i)             Deal Memos for all Director, UPM, 1st AD and 2nd AD

ii)            CRD: Credit Residual Determination Letter.

iii)           Directors employment contract

iv)           A schedule of all SSN’s, Loan Out names and Federal ID numbers.

d)            IA:

i)             IA Earnings report from Payroll Company

ii)            Form D Proration Worksheet

e)            AFM: (if signatory)

i)             Earnings report for all musicians (including those used abroad)

ii)            Scoring sheets

EXHIBIT C

(ANGEL WATERFALL)

1.             Gross Receipts

All revenues actually received and collected by Angel from the exploitation of the Picture in all media, throughout the Territory, shall constitute "Gross Receipts," after deduction of any withholding taxes, trade discounts, and refunds.

(less)

2.             Distributor’s Deductions & Recoupment

From Gross Receipts, Distributor shall first be entitled to deduct, in the following order:

a. Distribution Fee – A distribution fee of zero percent 0% of Gross Receipts shall be payable to Distributor.

b. Distribution Expenses – Reimbursement of all verifiable, out-of-pocket costs and expenses incurred by Distributor in connection with the exploitation of the Picture, which shall be capped at Five Hundred Thousand Dollars ($500,000) excluding E&O Insurance and Box Office Bonuses;

c. Marketing Expenses – capped at ten million dollars ($10,000,000) for the theatrical phase and the lesser of twenty percent (20%) of non-theatrical Gross Receipts or two and a half million dollars ($2,500,00) after the theatrical phase. Marketing caps are separate from Marketing Expenses related to Guild Membership Revenue

(less)

3.              Payment of BOB Amounts & Third-Party Participations

After full recoupment of Distributor's expenses and any advances, Gross Receipts shall be allocated to any approved third-party participants, including:

a. Guild Residuals, (SAG);

b. Box Office Bonuses due to talent (schedule provided in link below); https://docs.google.com/spreadsheets/d/1CjHtRtlv4mSJP3w5BIdaureCrCOqB3D4d-h3f8h0jO8/edit?gid=116899880#gid=116899880

(equals)

4.             Producer’s Net Proceeds

After the above deductions and payments, any remaining amount shall constitute “Net Proceeds.” Producer shall be entitled to receive [66.67]% of Net Proceeds, payable on a quarterly basis, subject to agreed accounting and audit rights.

(plus)

4.1: Producer’s Share of Angel Guild Revenue: as set forth in paragraph 5(a)(6) of the Agreement (i.e., pro rata share of fifty percent of the Net Guild Revenue).